EXHIBIT 99.06

Ambac Financial Group, Inc.
One State Street
New York, NY 10004
212.668.0340

News Release

For Immediate Release

Investor/Media Contact: Peter R. Poillon

(212) 208-3333

ppoillon@ambac.com

Website: www.ambac.com

THOMAS C. THEOBALD APPOINTED TO AMBAC

BOARD OF DIRECTORS

New York, August 19, 2004 — Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) announced today that Thomas C. Theobald, a senior advisor at William Blair Capital Partners and former Chairman and Chief Executive Officer of Continental Bank Corp., has joined its Board of Directors, effective today. The addition of Mr. Theobald to the Ambac Board increases its membership to ten. Of the ten, other than the Chief Executive Officer, all are non-employee directors.

Commenting on the appointment, Ambac President and CEO, Robert J. Genader, stated: “The addition of Mr. Theobald to our Board further enhances its depth and expertise. Tom is highly respected within the financial services field and brings to Ambac his many years of leadership and insight.”

Mr. Theobald joined William Blair Capital Partners in 1994 following his role as Chairman and CEO of Continental Bank, where he had served since 1987 following the bank’s failure in 1984. Under his leadership, Continental focused its strategy, cut costs, improved corporate marketing and returned to profitability and ultimately to full public ownership prior to its sale to BankAmerica in 1994. Prior to 1987, Mr. Theobald worked at Citicorp/Citibank for over 25 years in various capacities in the domestic and international sectors, including serving as Vice Chairman from 1982 to 1987.

Mr. Theobald currently is Chairman of the Board of Columbia Mutual Funds and sits on the boards of Anixter International, Jones Lang LaSalle Incorporated and Ventas, Inc. He is a Life Trustee of Northwestern University, a member of the Board of Dean’s Advisors at Harvard Business School and a director of the MacArthur Foundation. He has a B.A. from Holy Cross College and an M.B.A. from Harvard Graduate School of Business, where he was a Baker Scholar.

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Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a leading guarantor of public finance and structured finance obligations, has earned triple-A ratings, the highest ratings available from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, Fitch, Inc. and Rating and Investment Information, Inc. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).

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